Filed pursuant to Rule 433
Registration Statement No. 333-167670

0 2nd Step ConversionNovember 2010 O. Leonard Dorminey – President & Chief Executive OfficerO. Mitchell Smith – Chief Credit Officer T. Heath Fountain – Chief Financial Officer

1 WHO WE ARE Heritage Financial Group, Inc. (the “Issuer”), the proposed new holding company for HeritageBank of the South is offering up to 8,280,000 shares of common stock for sale at $10.00 per share in connection with the second-step conversion of Heritage MHC, Heritage Financial Group (the “Company”) and HeritageBank of the South from the mutual holding company to the stock holding company form of organization.  The Company’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “HBOS.”  We expect that the Issuer’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “HBOSD” for a period of 20 trading days following the completion of this stock offering.  Thereafter the trading symbol will revert to “HBOS.”   The financial statements and information included in this presentation reflect the Company and its subsidiary HeritageBank of the South, not the Issuer.  The Issuer has been engaged only in organizational activities to date and has no significant assets, liabilities, revenues or expenses.  The Company will merge into the Issuer in the conversion.  After the closing of the second-step conversion and stock offering, the Issuer will be the sole holding company of HeritageBank of the South. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Issuer and the Company, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, free of charge by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov or by visiting “About Us - Investor Relations -- SEC Filings” on the Company’s Web site at www.eheritagebank.

CAUTIONARY STATEMENTS The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at the agency’s website -- www.sec.gov.  Alternatively, the Issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-221-3246.  This presentation is neither an offer to sell nor a solicitation of an offer to buy common stock, which is made only by means of the written prospectus forming part of the Issuer’s registration statement.  This presentation contains forward-looking statements, including estimates, about future financial performance, business plans and strategies of the Issuer and the Company.  Because forward-looking statements involve risks and uncertainties, actual results may differ materially from these expressed or implied projections and estimates.  Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to carefully review the discussion of forward-looking statements and risk factors in the prospectus and the other documents filed by the Issuer or the Company with the Securities and Exchange Commission.

3 Transaction Overview Offering Information Heritage Financial Group, Inc. (NASDAQ: HBOS)(1) Heritage Financial Group, Inc. will trade under the ticker symbol HBOSD for the first 20 trading days and then revert back to the symbol HBOS.Transaction Structure:Price Per Share: Individual Purchase Limitation:  Shares Offered: Gross Proceeds: Pro Forma Shares Outstanding: Exchange / Symbol: Book-Running Manager: Co-Manager: Expected Pricing: Second-Step Conversion $10.00 5% of common stock sold 6,120,000 (Minimum) to 8,280,000 (Maximum) $61.2 Million (Minimum) to $82.8 Million (Maximum) 8,086,988 (Minimum) to 10,941,219 (Maximum) Nasdaq Global Market / HBOS (1) Keefe, Bruyette & Woods, Inc. Sterne, Agee & Leach, Inc. Week of November 22, 2010

4 Pro Forma Offering Range                                                      Minimum                      Midpoint                      Maximum                      15% Above                      of Rangeof Rangeof RangeMaximum of RangeShares Sold in Offering6,120,0007,200,0008,280,0009,522,000Exchange Ratio0.77770.91501.05221.2101 Sale Price Per Share $10.00 $10.00 $10.00 $10.00 Gross Proceeds $61,200,000 $72,000,000 $82,800,000 $95,220,000 Pro Forma Stockholder's Tangible Equity Per Share $13.96 $12.87 $12.07 $11.37 Price/Book Ratio 70.0% 76.0% 81.2% 86.4% Price/Tangible Book Value 71.6% 77.7% 82.9% 88.0% Pro Forma Equity/Assets 16.2% 17.3% 18.3% 19.6% Pro Forma Tangible Equity/Tangible Assets 15.8% 17.0% 18.0% 19.3% Pro Forma Tier 1 Leverage 16.7% 17.8% 19.0% 20.3% At or For the Year Ended June 30, 2010

5 Management Team O. Leonard Dorminey, President & Chief Executive Officer O. Mitchell Smith, Chief Credit OfficerT. Heath Fountain, Chief Financial OfficerManagement team has an average of 25 years of banking experience

6 MARKET FOOTPRINT                                                      AL           GA           FL           ALBANY                      OCALA                      LAKE CITYHome market (5 branches)Expansion 2006-2008 (2 branches)Expansion 2009 (3 branches)Expansion 2010 (6 branches)STATESBOROVALDOSTA

7 HBOS Operating Philosophy Hire experienced bankers with a proven track record Albany – 38 years             Southeast Georgia – 25 years Valdosta – 28 yearsOcala – 13 years Allow market executives to run the banks in their markets Maintain a tight rein on the credit approval process and monitoring portfolio performance Centralize credit and back office operations to improve efficiency Allow our market executives to cultivate local advisory boards

 8 HBOS IS NOT THE TYPICAL MHC Most MHCs’ lending portfolios are heavily weighted toward single family real estate Many have had unsuccessful, even disastrous forays into commercial lending HeritageBank of the South has a diversified loan portfolio, with 53% of its loan portfolio invested in commercial-related loans HeritageBank of the South has a significant retail presence, providing ample funding for loan growth HeritageBank of the South has a substantial and growing source of non-interest income with its in-house brokerage business, which has more than $150 million in assets under management HeritageBank of the South is a state-chartered savings bank, which provides greater flexibility; HBOS is OTS-regulated

# A DISCIPLINED APPROACH TO GROWTH

- Company began looking at merger and acquisition opportunities after the capital raise in 2005
- In-house due diligence team with experience at other acquisitive institutions
- Rigorous due diligence process
- From 2006 – 2008, walked away from many M&A opportunities, primarily due to pricing and credit quality
- During that time period, the company opted to use dividends and stock buybacks as a better method to deploy capital
- In 2009, started M&A activity due to attractive pricing on branch purchases and FDIC-assisted opportunities

9

Heritage FINANCIAL GROUP, INC.

10 An Expanding Franchise Expanded into Ocala, Florida in 2006 with de novo branch $54 million in loans $49 million in deposits FDIC assisted acquisition of The Tattnall Bank in December 2009 No loss-share - $15 million discount $37 million in loans and OREO $56 million in deposits Lake City, Florida branch purchase in December 2009 $10 million in loans  $41 million in deposits Five branches in Georgia in May 2010 $52 million in loans  $98 million in deposits (only $21 million in CD’s) Expanded into Valdosta, Georgia in June 2010 with de novo branch

# OPPORTUNITIES IN OUR MARKETS

- Georgia and Florida markets have high number of problem banks, many of which will be taken through the FDIC failure process
- Company has identified 21 banks with total assets of $6.4 billion as potential FDIC assisted acquisition opportunities
- Significant opportunities to purchase branches from struggling banks
- Problem banks in Georgia, Florida and Alabama have 962 branches, many of which could be branch acquisition targets
- Opportunities to hire talent from other institutions
  - Commercial and retail bankers
  - Mortgage bankers
  - Investment advisors

11

Heritage FINANCIAL GROUP, INC.

# LOAN PORTFOLIO

## As of December 31, 2008



Commercial Business 12%
Real Estate One- to Four-Family 25%
Consumer 16%
Real Estate One- to Four-Family Junior Liens and Revolving 8%
Real Estate Construction and Land Loans 14%
Real Estate Multi-Family 4%
Real Estate Farmland 4%
Real Estate Commercial 17%

**Total Portfolio - $302.5 million**

## As of September 30, 2010



Commercial Business 12%
Real Estate One- to Four-Family 31%
Consumer 10%
Real Estate Construction and Land Loans 6%
Real Estate One- to Four-Family Junior Liens and Revolving 6%
Real Estate Farmland 5%
Real Estate Multi-Family 3%
Real Estate Commercial 27%

**Total Portfolio - $414.0 million**

12

# LOAN PORTFOLIO – CRE BREAKOUT

**September 30, 2010**

## Owner-occupied – 44%


Retail Shopping Centers 3%
Convenience Stores 7%
Industrial / Warehouses 9%
Office Buildings 31%
Restaurants 23%
Other CRE 27%

**Total Portfolio - $51.2 million**

## Non Owner-occupied – 56%


Convenience Stores 4%
Industrial / Warehouses 8%
Office Buildings 23%
Other CRE 10%
Hotel/Motel 10%
Retail Shopping Centers 17%
Mobile Home Parks 14%
Nursing Homes/ Assisted Living 14%

**Total Portfolio - $65.7 million**

13

Heritage FINANCIAL GROUP, INC.

14 Largest loan customers  Our 10 largest loan customers total $56.7 million or 13.7% of our total portfolio at September 30, 2010$10.0 million secured by a nursing home in South GA and a $6.5 million CD $6.9 million to a finance company secured by accounts receivable and real estate in Southwest GA $6.5 million to a specialty chemical company in Southwest GA $5.7 million to a chain hotel in North Central FL $5.2 million secured by mobile home parks in North Central FL

15 NONPERFORMING ASSETS                                                                OREO   $2.8 million                                           Restaurant  $1.0 millionResidential $6.5 million Office  $1.7 million                                           September 30, 2010                                           Land $2.1 million                                Nonperforming Assets / (Loans + REO) vs Peers (%)$15.0 million – 2.20% of assetsOther $900,000HBOSPeer Group Median1.32.43.13.14.45.24.03.42.72.42.54.5 4.7 7.9 12.4 12.1 12.4 13.7 Jun Sep Dec Mar Jun Sep Dec 2008 Mar Jun 2009 2010 Peer group consists of publicly traded banks located in the states of Georgia, Alabama and Florida with assets between $500 million and $1.2 billion. Excludes announced merger targets. Source: SNL Financial, LC.  (This is different from the peer group for the appraisal valuation.)

16 Asset & Credit Quality                                           Peer group consists of publicly traded banks located in the states of Georgia, Alabama and Florida with assets between $500 million and $1.2 billion. Excludes announced merger targets. Source: SNL Financial, LC.  (This is different from the peer group for the appraisal valuation.) Loan Loss Reserves /  Gross Loans vs Peers (%) Loan Loss Reserves /  Nonperforming Loans vs Peers (%) Net Charge-Offs / Avg. Loans vs Peers (%) Mar Jun Sep Dec 2008 Jun Sep Dec 2009 Mar Jun 2010 223.4 96.5 68.0 68.7 47.5 54.6 52.1 70.8 80.0 78.1 71.1 49.1 44.6 28.7 40.7 29.6 22.4 28.1 Mar Jun Sep Dec 2008 Jun Sep Dec 2009 Mar Jun 2010 1.3 1.7 1.6 1.8 1.9 2.7 1.8 1.7 1.6 1.2 1.3 1.5 1.4 1.7 1.8 2.3 2.4 2.4 HBOS Peer Group Median HBOS Peer Group Median Mar Jun Sep Dec 2008 Jun Sep Dec 2009 Mar Jun 2010 1.8 0.4 1.6 0.4 0.3 0.3 0.9 0.5 0.2 0.2 1.4 0.6 1.2 1.9 0.9 3.2 HBOS Peer Group Median 7.4 2.6 Loans Past Due / Gross Loans vs Peers (%) Mar Jun Sep Dec 2008 Jun Sep Dec 2009 Mar Jun 2010 0.71 1.57 1.47 1.36 0.43 0.43 0.53 0.64 1.22 0.50 1.49 1.82 1.70 1.76 2.66 1.99 HBOS Peer Group Median 0.97 1.53

17 SECURITIES PORTFOLIO    Municipals 13%    GSE 28%  Corporate  2% Private MBS 2%September 30, 2010GSE MBS 56%Equities < 1%Total Portfolio - $161.8 million

18 Title:   DEPOSIT PORTFOLIO   Noninterest- Bearing Demand 10%    Interest-Bearing Demand 19%Savings and Money-markets 38%Time Deposits 49%As of September 30, 2010As of December 31, 2008Time Deposits 33% Noninterest- Bearing Demand 6%Interest-Bearing Demand 14% Savings and Money-markets 31% Total Deposits - $338.5 million Total Deposits - $535.4 million  Cost of Deposits – 1.35%

19 Key Financial Ratio Trends  Net Interest Margin vs Peers(%)                                                      Mar           Jun           Sep           Dec2008JunSepDec2009MarJun20103.43.43.03.13.13.53.63.53.53.43.32.92.82.93.03.32.52.6HBOSPeer Group Median Efficiency Ratio vs Peers (%) Mar Jun Sep Dec 2008 Jun Sep Dec 2009 Mar Jun 2010 71.4 77.3 77.1 77.6 82.8 78.3 84.8 78.5 81.9 72.0 74.3 79.2 79.9 91.0 88.1 112.7 76.2 78.4 HBOS Peer Group Median Pre-Tax Pre-Provision/
Average Assets vs Peers (%)                                                      Mar           Jun           Sep           Dec           2008           Jun           Sep           Dec           2009MarJun20101.330.710.890.860.581.270.661.060.410.74(1.61)0.410.400.350.28(0.23)0.78(0.13)HBOSPeer Group MedianFee Income / Average Assets vs Peers (%) Mar Jun Sep Dec 2008 Jun Sep Dec 2009 Mar Jun 2010 0.5 0.4 HBOS Peer Group Median 0.5 0.5 0.5 0.6 0.5 0.4 0.5 1.6 1.6 1.4 1.3 1.4 1.5 1.4 1.2 1.3 Peer group consists of publicly traded banks located in the states of Georgia, Alabama and Florida with assets between $500 million and $1.2 billion. Excludes announced merger targets. Source: SNL Financial, LC.  (This is different from the peer group for the appraisal valuation.)

BALANCE SHEET TRENDS


Total Assets
$363,797
$413,330
$468,672
$502,058
$571,948
$574,363
$661,876
2005
2006
2007
2008
2009
1Q10
2Q10


Net Loans
$250,493
$272,700
$300,257
$297,537
$328,078
$336,679
$382,710
2005
2006
2007
2008
2009
1Q10
2Q10


Total Deposits
$238,640
$299,189
$330,629
$338,546
$426,607
$428,403
$515,711
2005
2006
2007
2008
2009
1Q10
2Q10

20

Heritage FINANCIAL GROUP, INC.

CAPITAL RATIOS


September 30, 2010
7.8%
5.0%
2.8%
12.0%
6.0%
6.0%
13.3%
10.0%
3.3%
Tier 1 Leverage
Tier 1 Risk-based
Total Risk-based
HeritageBank of the South
To be well-capitalized
Excess

21

22 Buyback & Dividend History                                                      2006           2007           2008           2009           2010           Dividends (per share)Buybacks (in millions)$8.5$0.8$4.5$0.2$0.1$0.20$0.28$0.24$0.32$0.36This buyback and dividend history information for the Company is not indicative of future dividends or buybacks by the Issuer.  After the conversion, the Issuer intends to continue to pay cash dividends on a quarterly basis at a reduced amount per share, the exact amount of which will be determined following completion of the conversion, taking into account the total shares outstanding as a result of the number of shares issued in the offering and the exchange ratio for shares received by existing public shareholders.  Those dividends are subject to other factors described on page 33 of the prospectus.  Under applicable regulations buybacks by the Issuer will be signficantly limited during the first year following the conversion.

23 TOTAL RETURN ANALYSIS

# WHY INVEST IN HERITAGE FINANCIAL GROUP, INC.

- Growth opportunities
  - FDIC-assisted acquisitions
  - Branch acquisitions
  - Ability to attract and hire talented bankers
- Acquirer with a proven ability to do deals
- Disciplined approach to acquisitions and growth
- Strong asset quality in a difficult environment
- Experienced management team and market leaders
- Diversified loan portfolio
- Solid core deposit franchise

24

Heritage FINANCIAL GROUP, INC.

25 APPENDIX – PEER COMPARISON Peer group consists of publicly traded banks located in the states of Georgia, Alabama and Florida with assets between $500 million and $1.2 billion. Excludes announced merger targets. Source: SNL Financial, LC.  (This is different from the peer group for the appraisal valuation.)

26 NASDAQ: HBOS The Company’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “HBOS.”  We expect that the Issuer’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “HBOSD” for a period of 20 trading days following the completion of this stock offering.  Thereafter the trading symbol will revert to “HBOS.”